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Exhibit (a)(14)

Interactive Intelligence, Inc.
Offer To Exchange Options

Amended Election Form

        I have received the Amended Offer to Exchange dated December 16, 2003 (the "Offer to Exchange"), the memorandum from Stephen R. Head dated December 2, 2003, the Amended Election Form (the "Election Form") and the Amended Notice to Change Election From Accept to Reject (the "Notice to Change Election From Accept to Reject") (together, as they may be amended from time to time, constituting the "Offer"), offering to eligible employees the opportunity to exchange outstanding stock options granted under Interactive Intelligence, Inc.'s 1995 Incentive Stock Option Plan, 1995 Nonstatutory Stock Option Incentive Plan and 1999 Stock Option and Incentive Plan ("Old Options") for options exercisable at the fair market value on July 2, 2004, issued under the 1999 Stock Option and Incentive Plan. This Offer expires at 5:00 P.M. Indianapolis Time on December 31, 2003.

        I have been informed that if I elect to cancel my Old Options in exchange for the promise to issue a new option or options (the "New Option(s)") and if any of the Old Options had a grant date any time before the date that is six months and one day prior to the date on which such Old Options are cancelled, then the number of shares subject to the related New Options will be equal to one-third of the number of shares subject to the Old Options and the New Options will become exercisable one-half on each of the first and second anniversaries of the date that the New Options are granted; and if any of the Old Options had a grant date within the six-month and one day period prior to the date on which such Old Options are cancelled, then the number of shares subject to the related New Options will be equal to the number of shares subject to the Old Options and the New Options will become exercisable in one-third increments on each of the first, second and third anniversaries of the date that the New Options are granted, unless such Old Options had an original vesting period of one year or less, in which case such New Options will be fully vested on the date of grant. I have been informed that, in any case, the New Options will not automatically vest on a change in control of Interactive Intelligence. I have been informed that for each option I cancel, I lose my right to all outstanding unexercised shares under that option. I have received the Offer which describes the possible loss of my cancelled stock options if employment is terminated for whatever reason before the date the New Options are granted. I have been informed that there is a possibility that the exercise price of the New Options could be higher than the exercise price of the Old Options resulting in a loss of some stock option benefit. I also have been informed that if I elect to cancel any options, all options granted in the six-month and one day period prior to cancellation, i.e. on or after June 30, 2003, will also be cancelled and replaced with New Options. I agree to all terms of the Offer.

        Subject to the above understandings, I would like to participate in the Offer as indicated below. I have received and followed the instructions attached to this form.

        Please check the box and note the grant date and grant number of each stock option grant with respect to which you agree to have such grant cancelled and replaced pursuant to the terms of this Election Form. By electing to cancel the listed stock option grant, you also acknowledge that all stock option grants on or after June 30, 2003 will also be canceled and replaced pursuant to the terms of this Election Form.

        You may change the terms of your election to tender options for exchange by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the cutoff date of 5:00 P.M. Indianapolis Time, December 31, 2003.

  ☐
  Yes, I wish to tender for exchange each of the options specified below (and on any additional sheets which I have attached to this form), along with all options granted on or after June 30, 2003:

Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option (Shares to be Cancelled)

  ☐
  I have attached an additional sheet listing my name and any additional grants I wish to cancel.

I have been informed that all of these options will be irrevocably cancelled on December 31, 2003.

Employee signature	National insurance/social security/national id/tax file number

Employee name (please print)	E-mail address	Date and Time

Return to Jessica Auxier no later than 5:00 P.M. Indianapolis Time on December 31, 2003 via facsimile at (317) 715-8507 or hand delivery

Interactive Intelligence will send an e-mail
confirmation within 48 hours of receipt
or as soon as practicable thereafter

Instructions
Forming Part of the Terms and Conditions of the Offer

  1.
  Delivery of Election Form.

        A properly completed and executed original of this Election Form (or a facsimile of it), and any other documents required by this Election Form, must be received by Jessica Auxier either via hand delivery or via the facsimile number listed on this Election Form on or before 5:00 P.M. Indianapolis Time on December 31, 2003 (the "Expiration Date").

        The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You may hand deliver your Election Form to Jessica Auxier at Interactive Intelligence, Inc. (the "Company"), or you may fax it to her at the number listed on this Election Form. In all cases, you should allow sufficient time to ensure timely delivery.

        Important: The Election Form (or a facsimile copy of it) together with all other required documents must be received by the Company, on or before the Expiration Date.

        Tenders of options made through the Offer may be withdrawn at any time before the Expiration Date. If the Offer is extended by the Company beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although the Company currently intends to accept your validly tendered options promptly after the expiration of the Offer, unless the Company accepts your tendered options before 5:00 P.M., Indianapolis Time, on January 30, 2004, you may withdraw your tendered options at any time after January 30, 2004. To withdraw tendered options you must deliver a signed and dated Notice to Change Election From Accept to Reject, or a facsimile of the Notice to Change Election From Accept to Reject, with the required information to the Company while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of a new Election Form following the procedures described in these Instructions.

        Tenders of options made through the offer may be changed at any time before the Expiration Date. If the Offer is extended by the Company beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. To change your election regarding particular tendered options while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in these Instructions. On the receipt of such a new, properly signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form.

        The Company will not accept any alternative, conditional or contingent tenders. All tendering option holders, by signing this Election Form (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

  2.
  Inadequate Space.

        If the space provided in this Election Form is inadequate, the information requested by the table on this Election Form regarding the options to be tendered should be provided on a separate schedule attached to this Election Form. Print your name on this schedule and sign it. The schedule should be delivered with the Election Form, and will thereby be considered part of this Election Form.

  3.
  Tenders.

        If you intend to tender options through the Offer, you must complete the table on this Election Form by providing the following information for each option that you intend to tender:

  •
  grant date,

  •
  exercise price, and

  •
  the total number of unexercised option shares subject to the option.

        The Company will not accept partial tenders of options. Accordingly, you may tender all or none of the unexercised shares subject to the options you decide to tender. Also, if you intend to tender any of the options that were granted to you, then you must tender all of your options that were granted to you during the six month and one day period prior to the Cancellation Date.

  4.
  Signatures on This Election Form.

        If this Election Form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.

        If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person so to act must be submitted with this Election Form.

  5.
  Other Information on This Election Form.

        In addition to signing this Election Form, you must print your name and indicate the date on which you signed. You must also include a current e-mail address and your identification number, such as your social security number, tax identification number or national identification number, as appropriate.

  6.
  Requests for Assistance or Additional Copies.

        Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form may be directed to Jessica Auxier, at Interactive Intelligence, Inc., 7601 Interactive Way, Indianapolis, Indiana 46278, telephone number (317) 715-8507. Copies will be furnished promptly at the Company's expense.

  7.
  Irregularities.

        All questions as to the number of option shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. In the event the Company waives any such conditions, defects, or irregularities in any tender of any particular options or for any particular option holder, the Company will waive such conditions, defects, or irregularities as to all such tenders and all such option holders. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

        Important: The Election Form (or a facsimile copy of it), together with all other required documents, must be received by the Company, on or before the Expiration Date.

  8.
  Additional Documents to Read.

        You should be sure to read the Offer to Exchange, all documents referenced therein, and the memorandum from Stephen R. Head dated December 2, 2003 before deciding to participate in the Offer.

  9.
  Important Tax Information.

        You should refer to Section 14 of the Offer to Exchange and Schedule B of the Offer to Exchange, which contain important tax information. If you live or work outside the United States, we recommend that you consult with your own tax advisor to determine the tax consequences which may apply to you.

  10.
  Miscellaneous.

        A.    Data Privacy. By accepting the Offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Interactive Intelligence, Inc. and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the Offer.

        Interactive Intelligence, Inc. and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the stock option plan and this Offer ("Data"). Such Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in your country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than in your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the stock option plans and this Offer. Such Data will be held only as long as is necessary to implement, administer and manage your participation in the stock option plans and this Offer. You may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting Jessica Auxier at (317) 715-8507 (phone and fax) or jessica.auxier@inin.com. Withdrawal of consent may affect your ability to participate in this Offer and exercise or realize benefits from the stock option plans.

        B.    Acknowledgement and Waiver. By accepting this Offer, you acknowledge that: (i) your acceptance of the Offer is voluntary; (ii) your acceptance of the Offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause; and (iii) the Offer, the Old Options and the New Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

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  Exhibit (a)(14)